Exhibit 10.2
                                                       Pittway Corporation
                                                       September 30, 1999
                                                       Form 10-Q


                       PITTWAY CORPORATION
                      CHANGE OF CONTROL PLAN

                            SECTION 1

                           INTRODUCTION

1.1   THE PLAN AND ITS EFFECTIVE DATE.  This Pittway Corporation
Change of Control Plan (the "Plan") has been established by Pittway Corporation (the "Company"), effective September 15,
1999.

1.2 PURPOSE. The Company and certain of its subsidiaries are currently parties to employment agreements with key employees thereof which permit the employers to terminate the key employees' employment without cause and which permit the key employees to terminate their employment by giving the notice specified therein, and the Company and its subsidiaries may hereafter become parties to other such employment agreements (each such existing or future employment agreement, an "Employment Agreement").

Under the Employment Agreements, an employer's termination of a key employee's employment may result in economic benefits to the employee, and the employee's termination of employment may result in the surrender of economic benefits. However, in the event of an impending change of control of the Company or the employee's perception that there may be an impending change of control of the Company, the prospect of such payment or surrender may not be sufficient to overcome the employee's uncertainty as to his or her future and any related inclination of the employee to seek other employment, to the detriment of the Company. The purpose of the Plan is to provide certain key employees of the Company and its subsidiaries with benefits related to a change of control of the Company intended to preserve for the Company and its stockholders the value of the services of such employees in such events.

                            SECTION 2

                           ELIGIBILITY

2.1. ELIGIBILITY. Each key employee of the Company or a subsidiary who (i) is a party to an Employment Agreement, (ii) is designated by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") to participate in the Plan, and (iii) accepts in writing the terms of the Plan (along with his or her employer, if his or her employer is a subsidiary rather than the Company) (each a "participant") shall participate in the Plan, subject to the limitations of the Plan.

                            SECTION 3

                             BENEFIT

3.1 TRIGGERING OF BENEFIT. If a Change of Control of the Company (as defined in Section 4.3) should occur, and if during the period thereafter ending on the second anniversary thereof either (i) a participant's employment is terminated by his or her employer without Cause (as defined in the participant's Employment Agreement, and based on a finding described in Section 4.1) or (ii) a participant terminates his or her employment for Good Reason (as defined in the participant's Employment Agreement) (each a "Triggering Termination"), then the participant shall be entitled to the benefit provided in Section
3.2. Such benefit shall be in addition to any salary which has accrued but is unpaid, and any expenses which have been incurred but are unpaid, at the time of such termination and (but only to the extent provided in any benefit plan in which the participant has participated as an employee of his or her employer) any plan benefits which by their terms extend beyond such termination; but shall be in lieu of any other amounts that the employer would otherwise have paid to (or contributed to a grantor trust for the benefit of) the participant pursuant to his or her Employment Agreement as a result of or following such termination.

3.2. AMOUNT OF BENEFIT. Subject to Section 3.3, a participant entitled to a benefit shall be entitled:

     (A) For a period of three years following the date of his or her Triggering Termination (or, if shorter, the period following the date of his or her Triggering Termination ending on the date on which, without any extension thereof, the Employment Period under his or her Employment Agreement is scheduled to end as of the date of such termination), to receive the participant's salary at the time of such termination (or, if higher, Executive's Reference Salary as defined in his or her Employment Agreement), payable at the times such salary would have been paid had the participant's employment continued for such period;

     (B) To receive a lump sum payment within thirty days after the date of his or her Triggering Termination equal to the participant's Target Bonus (as defined in Section 4.7) for the year in which such termination occurs (or, if higher, the participant's Target Bonus for the preceding year or the year in which the Change of Control of the Company occurs);

     (C) If his or her Triggering Termination occurs after July 1 of the then-current year (unless the then-current year is the year in which, without any extension thereof, the Employment Period under his or her Employment Agreement is scheduled to end as of the date of such termination), to receive an additional lump sum payment within thirty days after the date of such termination equal to the product of
     (x) the participant's Target Bonus for the year in which such termination occurs (or, if higher, the participant's Target Bonus for the preceding year or the year in which the Change of Control of the Company occurs) multiplied by (y) a fraction, the numerator of which shall be the number of months that have elapsed, as of the date of such termination, during the then-current year (rounded up to the next largest full month), and the denominator of which shall be 12; and

     (D) For a period of one year following the date of his or her Triggering Termination (or, if shorter, the period following the date of his or her Triggering Termination ending on the date on which, without any extension thereof, the Employment Period under his or her Employment Agreement is scheduled to end as of the date of such termination), to be a full participant in, and to the benefits provided under, the Company's Standard Executive Benefits Package (as defined in the participant's Employment Agreement) in effect at the time of such termination (except that the participant shall not be entitled to any stock option, performance share, performance unit, stock purchase, stock appreciation or other equity-based compensatory benefit award) and the additional benefits set forth in Section 3 of his or her Employment Agreement in effect at the time of such termination (or, in the case of each such benefit, if higher, for the preceding year or the year in which the Change of Control of the Company occurs). If, however, the participant is not eligible to participate in particular benefits set forth in the preceding sentence, the Company shall reimburse the participant, on a monthly basis (net after taxes on the receipt of such reimbursement), for any premiums or other fees paid by the participant to obtain benefits (for the participant and his or her dependents) equivalent to such benefits. Notwithstanding the foregoing or any other provision of the Plan, (i) for the purpose of determining the period of continuation coverage to which the participant or any of his or her dependents is entitled pursuant to the requirements of COBRA (as defined in Section 4.4), the participant's "qualifying event," subject to the requirements of applicable plans, will be the termination of the one-year (or shorter) period set forth above in this (D) and the participant will be considered to have remained actively employed on a full-time basis through that date and
     (ii) the Company shall reimburse the participant (net after taxes on the receipt of such reimbursement) for any premiums paid by the participant for health insurance provided to the participant (for the participant and his or her dependents) by the Company pursuant to the requirements of COBRA as in effect on the effective date of the Plan.

     (E) Notwithstanding any provision of the Plan to the contrary, if any amount or benefit to be paid or provided to a participant under the Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any bonus and any stock option, performance share, performance unit, stock purchase, stock appreciation or other equity-based right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing, would be an "Excess Parachute Payment" within the meaning of Section 280G of the Code (as defined in Section 4.5), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided to the participant under the Plan shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to the participant, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payment or benefits to be provided to the participant under the Plan is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by the participant or the Company, by the Company's independent accountants. The fact that the participant's right to payments or benefits may be reduced by reason of the limitations contained in this (E) shall not of itself limit or otherwise affect any other rights of the participant other than pursuant to the Plan. In the event that any payment or benefit intended to be provided under the Plan is required to be reduced pursuant to this (E), the participant shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this (E). The Company shall provide the participant with all information reasonably requested by the participant to permit the participant to make such designation. In the event that the participant fails to make such designation within 10 business days after his or her receipt of such information (or, if later, within 10 business days after his or her Triggering Termination), the Company may effect such reduction in any manner it deems appropriate.

Without limiting the rights of the participant at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Midwest Edition of THE WALL STREET JOURNAL. Such interest will be payable on demand as it accrues.
 Any change in such prime rate will be effective on and as of the date of such change.

3.3 LIMITATIONS IN SPECIFIC CASES. At the time the Committee designates a key employee of the Company or a subsidiary to participate in the Plan, the Committee may reduce some or all of the payments and other benefits to which such employee will be entitled as a participant pursuant to Section 3.2.

3.4 PREVAILING PARTY'S LITIGATION EXPENSES. In the event of litigation between the Company and a participant related to the Plan, except as set forth in Section 3.5 the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including without limitation attorneys' fees) reasonably incurred by the prevailing party in connection therewith.

3.5 CERTAIN PAYMENTS BY THE COMPANY. Without limiting the generality of Section 3.4: (i) if in the good faith judgment of a participant the Company has failed to comply with any of its obligations under the Plan or (ii) in the event that the Company or any other person takes or threatens to take any action to declare the Plan void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, a participant the benefits provided or intended to be provided to the participant hereunder, the Company irrevocably authorizes the participant from time to time to retain counsel of the participant's choice as hereinafter provided, at the expense of the Company, to advise and represent the participant in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company, in any jurisdiction.
Notwithstanding any then existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the participant's entering into an attorney-client relationship with such counsel, and in that connection the Company and the participant agree that a confidential relationship will exist between the participant and such counsel. Without respect to whether the participant prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the participant in connection with any of the foregoing.

3.6 SOURCE OF PAYMENTS IN THE EVENT OF A CHANGE OF CONTROL OF THE COMPANY. In the event that there is a Change of Control of the Company, the Company shall establish one or more grantor trusts (within the meaning of Sections 671, et. seq., of the Code) designed, taking into account the investment of the corpus thereof, to fund the Company's payment obligations to the participants thereafter as and when due and shall fund the corpus of such grantor trust in accordance with such design (which grantor trust the Company shall establish and fund prior to the Change of Control of the Company in the event it has sufficient advance notice thereof to do so; and otherwise which the Company shall establish and fund promptly following its becoming aware of the Change of Control of the Company).

                            SECTION 4

                       CERTAIN DEFINITIONS

4.1 "CAUSE". Following a Change of Control of the Company, a participant shall in no event be deemed to have been terminated for "Cause" for purposes of the Plan unless prior to his or her termination there shall have been delivered to the participant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the non-employee directors of the Company then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the participant and an opportunity for the participant, together with the participant's counsel (if the participant chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of such directors, the participant had committed an act constituting "Cause" as defined in his or her Employment Agreement and specifying the particulars thereof in detail. While, for purposes of the Plan, such a determination will be a condition precedent to the existence of "Cause" following a Change of Control of the Company, such a determination will not be determinative or create a presumption that "Cause" in fact exists under the participant's Employment Agreement nor limit the right of the participant to contest the validity or propriety of such a determination.

4.2. "CHANGE OF CONTROL DATE". For purposes of the Plan, "Change of Control Date" shall have the meaning given such term in the Company's Restated Certificate of Incorporation, as amended as of the effective date of the Plan; it being understood that a Change of Control Date may occur without the occurrence of a Change of Control of the Company and vice versa.

4.3   "CHANGE OF CONTROL OF THE COMPANY".  For purposes of the
Plan, a "Change of Control of the Company" shall mean the occurrence of any of the following events:

     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the then-outstanding shares of Common Stock of the par value of $1.00 per share of the Company (or, upon or after a Change of Control Date, of 40% or more of either
     (I) the then-outstanding shares of common stock of the Company (the "Company Common Stock") or (II) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors ("Voting Stock")); provided, however, that for purposes of this subparagraph (i), none the following acquisitions shall constitute a Change of Control of the
     Company: (A) an acquisition directly from the Company, (B) an acquisition by the Company, a subsidiary of the Company or the Harris Group (as defined below), (C) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or (D) an acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) of this Section 4.3; or

     (ii) Individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (iii) Consummation of a merger as a result of which the Company ceases to exist or becomes a subsidiary of another entity, a consolidation or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination (or, if no Change of Control Date had occurred prior to such Business Combination, who on a pro forma basis would have been the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination had a Change of Control Date occurred prior to such Business Combination) beneficially own, directly or indirectly, more than a majority of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction is the parent of the Company or owns all or substantially all of the Company's assets, in each case either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership (or pro forma ownership), immediately prior to such Business Combination, of the Company Common Stock and Voting Stock, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination, the Harris Group or any employee benefit plan (or related trust) sponsored or maintained by the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.


For purposes of this Section 4.3, the "Harris Group" shall mean Messrs. Irving Harris, Neison Harris, King Harris, William W. Harris and Sidney Barrows and their respective spouses (including widows and widowers until first remarried), descendants and spouses (including widows and widowers until first remarried) of descendants, trustees of trusts established for the benefit of such persons (acting in their capacity as trustees of such trusts), and executors of estates of such persons (acting in their capacity as executors of such estates), and each Person of which any one or more of the foregoing owns (i) more than fifty percent (50%) of the voting stock or other voting interests and
(ii) stock or other interests representing more than fifty percent (50%) of the total value of the stock or other interests of such Person.

4.4   "COBRA".  For purposes of the Plan, "COBRA" shall mean Part
6 of subtitle B of Title I of ERISA.

4.5 "CODE". For purposes of the Plan, "Code" shall mean the Internal Revenue Code of 1986, as amended.

4.6 "ERISA". For purposes of the Plan, "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

4.7 "TARGET BONUS". For purposes of the Plan, "Target Bonus" for a participant for a particular year shall mean (i) the amount, if any, identified as such in writing by the Committee or
(ii) if no amount has been so identified, an amount equal to the participant's salary for such year (or, in the case of the year in which his or her Triggering Termination occurs, if higher, Executive's Reference Salary as defined in his or her Employment Agreement for such year); provided, however, that in the event the participant's Triggering Termination occurs during the year in which, without any extension thereof, the Employment Period under his or her Employment Agreement is scheduled to end as of the date of such termination, the participant's Target Bonus for any prior year shall be deemed to be the participant's Target Bonus for such prior year multiplied by a fraction, the numerator of which shall be the number of months in the year in which such termination occurs prior to such scheduled end of the Employment Period (rounded up to the next largest full month), and the denominator of which shall be 12.

                            SECTION 5

                        GENERAL PROVISIONS

5.1 EMPLOYMENT RIGHTS. Neither the establishment of, nor participation in, the Plan shall be construed to give any participant the right to be retained in the service of the Company or any of its subsidiaries or to any benefits not specifically provided by the Plan.

5.2 TAXES AND WITHHOLDING. Each participant shall be responsible for any taxes imposed on him or her ("taxes") by reason of the establishment of, or his or her participation in, the Plan. The Company or a subsidiary of the Company, or any grantor trust established pursuant to Section 3.6 designed to fund the Company's payment obligations to the participant, may deduct any taxes from payroll or other payments due the participant. In the event that such deductions are not sufficient to pay the taxes, the participant shall promptly remit the deficit to the Company upon its request.

5.3 INTERESTS NOT TRANSFERABLE. Except as to withholding of any tax under the laws of the United States or any state, the interests of participants under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily transferred, assigned, alienated or encumbered; provided that the benefits of a participant under the Plan shall inure to the benefit of his or her heirs, executors or personal representatives.

5.4 CONTROLLING LAW. The Plan shall be construed in accordance with the provisions of ERISA and other Federal laws, to the extent such provisions are applicable to the Plan. To the extent not inconsistent therewith, the Plan shall be construed in accordance with the laws of the State of Illinois.

5.5   SUCCESSOR TO THE COMPANY.   The term "Company" as used in
the Plan shall include any successor to the Company by reason of merger, consolidation, the purchase of all or substantially all of the Company's assets or otherwise.

5.6 MISCELLANEOUS. The Plan shall be binding upon and inure to the benefit of the Company, the participants and their respective heirs, executors, legal representatives, successors and assigns. Any notice given in connection with the Plan shall be in writing and shall be delivered in person or by registered mail, return receipt requested. Any notice given by registered mail shall be deemed to have been given upon the date of delivery indicated on the registered mail return receipt, if correctly addressed.

                            SECTION 6

                            AMENDMENT

6.1. AMENDMENT. While the Company expects to continue the Plan, it must necessarily reserve and hereby does reserve the right, either in general or as to one or more particular participants, to amend the Plan from time to time; provided that no amendment of the Plan with respect to a participant that reduces or eliminates any benefits of such participant shall be effective unless such participant consents to such amendment.

IN WITNESS WHEREOF, the Plan has been executed on behalf of the Company by its duly authorized officers as of the day and year first above written.
PITTWAY CORPORATION




By: KING HARRIS
Its: President


ATTEST



By: JAMES F. VONDRAK
Its: Secretary